EXHIBIT 99.1

ContextLogic Holdings Inc. Reports Third-Quarter 2026 Financial Results

OAKLAND, Calif., November 9, 2026 (GLOBE NEWSWIRE) -- ContextLogic Holdings Inc. (OTCQB: LOGC) ("ContextLogic," the "Company," "we" or "our") today reported its financial results for the quarter and nine months ended September 30, 2026.

Basis of Presentation

ContextLogic completed the acquisition of US Salt Parent Holdings, LLC and all its majority or wholly owned subsidiaries ("US Salt") on February 26, 2026 (the "US Salt Acquisition"). As a result of the significance of the relative operations acquired in the US Salt Acquisition, US Salt is reflected as the Predecessor to the combined entity for financial statement purposes. Accordingly, all periods presented through the closing date of the US Salt Acquisition, February 26, 2026, reflect the historical balances and results of US Salt ("Predecessor"). Periods presented after the closing of the US Salt Acquisition reflect the accounts of the Company and its majority and wholly owned subsidiaries, including US Salt ("Successor"). To provide comparable period-over-period information, the Company also presents "Combined" results, a non-GAAP measure that aggregates the Predecessor and Successor periods.

Note that "CLHI Corporate" or "Platform" refers to public company and parent-level items of ContextLogic Holdings Inc., distinct and separate from the operating results of US Salt.

Third Quarter 2026 Results

Revenue: Revenue for the third quarter of 2026 was $32.2 million, flat compared to $32.2 million in the third quarter of 2025. We experienced lower sales volume in the quarter and a slightly unfavorable product mix, offset by higher average sales prices. The average sales price in the third quarter of 2026 (Successor) was 6.1% higher than that of the prior year quarter (Predecessor), which generated approximately $1.9 million of additional revenue. Overall volume during the third quarter of 2026 (Successor) decreased 5.7%, compared with the third quarter of 2025 (Predecessor), resulting in an approximately $1.8 million reduction in revenue. The decrease in volume was primarily attributable to transportation constraints related to limited trucking availability that limited shipments during the quarter.

“Shipments this quarter were again constrained by limited trucking availability, and we are working to address this directly and proactively,” said David Sugarman, CEO of US Salt. “We have numerous initiatives in flight to improve outbound freight, including a drop and hook program, and we are beginning to see early signs of progress. We remain focused on getting more of our product to customers and on continuing to strengthen the platform.”

Post-Noncontrolling Interest Net Loss/Income: Net loss for the third quarter of 2026 was $13.4 million, a decrease of $16.3 million compared to net income of $2.9 million in the third quarter of 2025. The quarterly net loss was driven by Platform costs, including transaction and general and administrative expenses incurred at the parent-level, and increased intangible asset amortization expenses related to acquisition accounting.

Combined non-GAAP net loss for the first nine months of 2026 was $2.7 million compared to net income of $10.5 million for the same period in 2025, a decrease of $13.2 million. The decrease was largely driven by $29.4 million in transaction expenses, $9.2 million in Platform general and administrative expenses and $16.1 million of increased intangible asset amortization expense, partially offset by a $41.9 million discrete tax benefit related to the US Salt Acquisition.

Adjusted EBITDA: Non-GAAP Adjusted EBITDA for the third quarter ended September 30, 2026 was $10.1 million, a decrease of $5.5 million compared to $15.6 million in the prior year's third quarter. The decrease was largely driven by Platform costs incurred as we continue to build our corporate infrastructure.

Non-GAAP Adjusted EBITDA for the first nine months of 2026 was $32.5 million compared to $42.2 million for the same period in 2025, a decrease of $9.7 million. The largest portion of this decrease was driven by $5.2 million of Platform costs. The remaining $4.5 million decrease was driven by a mix of inflationary pressure on input costs, such as natural gas and labor, as well as slightly higher administrative and personnel costs.

Net Cash Used In/Provided by Operating Activities: Net cash used in our operating activities for the first nine months of 2026 was $16.1 as compared to net cash provided by operations of $21.2 million in the prior year’s first nine months. Net cash used in operation for the 2026 period was primarily driven by cash expenses related to our acquisition of US Salt and pending acquisition of gChem, reflected as transaction expenses on our Condensed Consolidated Statements of Operations.

Free Cash Flow: Cash flow from operations, net of capital expenditures, was ($19.9) million for the Combined first nine months of 2026 as compared to $15.1 million in the prior year's first nine months. The decline reflects $29.4 million of transaction expenses related to the US Salt Acquisition, the pending gChem Acquisition, and pursuing and executing potential acquisitions. The remaining decrease was primarily driven by expenses at the Platform level.

Outstanding Equity: For the three-month period ended September 30, 2026 (Successor), there were 102.3 million weighted average units outstanding at ContextLogic Holdings, LLC, the Company's consolidated subsidiary that holds the operating businesses. Of these, 45.7 million units were held by ContextLogic Holdings Inc. (equivalent to the weighted average common shares outstanding of the public company), and the remaining 56.6 million units were held by other holders of LLC units.

Key Financial Data:

	Successor	Predecessor
	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	$ Change
	(in millions)	(in millions)
Net Sales	$32.2	$32.2	$—
Gross Profit	11.6	11.6	—
Selling Expense	1.0	0.9	0.1
General and Administrative	12.6	2.3	10.3
Transaction Expenses	6.8	0.1	6.7
Net (loss) income attributable to Parent Holdings Class A unitholders (Predecessor) or common stockholders (Successor) ("Post-Noncontrolling Interest Net Income")	(13.4)	2.9	(16.3)

EBITDA[1]	$1.4	$12.3	$(10.9)
Adjusted EBITDA[1]	10.1	15.6	(5.5)

1.
EBITDA and Adjusted EBITDA are non-GAAP financial measures. For definitions of EBITDA and Adjusted EBITDA and a reconciliation to the most directly comparable financial measures calculated in accordance with GAAP, see the schedule titled "Reconciliation of Net Income to EBITDA and Adjusted EBITDA."

	Successor	Predecessor
	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025
Supplemental Disclosure Items[1]:	(in millions)	(in millions)
Platform G&A	$2.1	$—
Platform Transaction Expenses	6.8	—
Platform Tax Expense	0.1	—
Platform Adjusting Expense Items for Adjusted EBITDA[2]	7.1	—

1.
Platform Expenses are expenses incurred at the corporate level.
2.
This amount represents expenses incurred at the Platform level that are included in the adjustments for Adjusted EBITDA and consist of $6.8 million of transaction expenses and $0.3 million of stock-based compensation (where stock-based compensation is included in G&A in the above table).

	Successor	Predecessor	Non-GAAP	Predecessor
	Period from February 27, 2026 to September 30, 2026	Period from January 1, 2026 to February 26, 2026	Combined Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	$ Change
	(in millions)	(in millions)	(in millions)	(in millions)
Net Sales	$77.9	$20.3	$98.2	$98.3	$(0.1)
Gross Profit	27.9	7.1	35.0	37.2	-2.2
Selling Expense	2.4	0.7	3.1	2.9	0.2
General and Administrative	31.8	1.6	33.4	7.3	26.1
Transaction Expenses	29.3	0.1	29.4	0.3	29.1
Net (loss) income attributable to Parent Holdings Class A unitholders (Predecessor) or common stockholders (Successor) ("Post-Noncontrolling Interest Net Income")	(4.4)	1.7	(2.7)	10.5	(13.2)

EBITDA[1]	$(12.1)	$7.4	$(4.7)	$38.0	$(42.7)
Adjusted EBITDA[1]	24.8	7.7	32.5	42.2	(9.7)

1.
EBITDA and Adjusted EBITDA are non-GAAP financial measures. For definitions of EBITDA and Adjusted EBITDA and a reconciliation to the most directly comparable financial measures calculated in accordance with GAAP, see the schedule titled "Reconciliation of Net Income to EBITDA and Adjusted EBITDA."

	Successor	Predecessor	Non-GAAP	Predecessor
	Period from February 27, 2026 to September 30, 2026	Period from January 1, 2026 to February 26, 2026	Combined Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	$ Change
Supplemental Disclosure Items[1]:	(in millions)	(in millions)	(in millions)	(in millions)
Platform G&A	$9.2	$—	$9.2	$—	$9.2
Platform Transaction Expenses	28.6	—	28.6	—	28.6
Platform Tax Benefit	41.8	—	41.8	—	41.8
Platform Adjusting Expense Items for Adjusted EBITDA[2]	32.6	—	32.6	—	32.6

1.
Platform Expenses are expenses incurred at the corporate level.
2.
Platform Expenses included as adjustments from EBITDA to Adjusted EBITDA include Transaction Expenses of $28.6 million, estimated contingent loss related to a legal matter of $3.5 million and stock-based compensation of $0.5 million (where the contingent loss and stock-based compensation are included in G&A in the above table).

Successor
Equity Ownership Information: (shares and units in thousands)	Three Months Ended September 30, 2026
ContextLogic Weighted Average Common Shares Outstanding	45,753
ContextLogic Holdings, LLC Weighted Average Units Outstanding	102,315

Pending gChem Acquisition

On August 4, 2026, the Company announced a Stock Purchase Agreement to acquire EagleTree-Gaylord Holdings Corp (gChem) for a purchase price of $850 million. As previously disclosed, the Company plans to conduct a rights offering. The record date, subscription ratio, expiration date and other terms of the rights offering will be described in a registration statement, including a prospectus, to be filed with the Securities and Exchange Commission. Any offer of the subscription rights or the securities issuable upon exercise of the subscription rights will be made only by means of the prospectus forming part of the registration statement, once such registration statement is declared effective. The Company currently expects the closing of the Transaction to occur in late 2026 or the first quarter of 2027.

Question & Answer

The Company invites stockholders and interested parties to submit questions regarding its third quarter 2026 financial results and operating performance. Questions may be submitted via email to ir@contextlogic.com by November 13, 2026. The Company plans to prepare and share responses on its website at www.contextlogic.com by November 18, 2026.

About ContextLogic Holdings Inc.

ContextLogic Holdings Inc. is a publicly traded business ownership platform established to own a collection of niche, competitively advantaged, long-duration businesses. Each business operates with meaningful autonomy under world-class management teams whose incentives are tightly aligned with those of their shareholders, supported by a governance structure that creates direct accountability between operators and owners. For more information about ContextLogic, please visit www.contextlogic.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, developing our pipeline of potential future acquisitions, including the pending gChem acquisition, and US Salt’s efforts to improve outbound freight and strengthen its platform. In some cases, forward-looking statements can be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "foresees," "forecasts," "goals," "guidance," "intends," "may," "might," "outlook," "plans," "potential," "predicts," "projects," "seeks," "should," "targets," "will," "would" or similar expressions and the negatives of those terms. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include but are not limited to: meeting the conditions to close the gChem Acquisition; increased cost of trucking and other transportation services adversely affecting US Salt’s ability to deliver products to customers and its results of operations; ContextLogic’s ability to integrate the operations of gChem’s business in a successful manner and in the expected time period; transaction costs related to the gChem Acquisition; the possibility that any of the anticipated benefits of the potential gChem Acquisition will not be realized or will not be realized on the anticipated terms and within the expected time period; the possibility that the market price of ContextLogic common stock will decline after a holder exercises subscription rights related to the proposed rights offering; future liquidity and operating expenditures; enforceability of transfer restrictions and occurrence of an ownership change with the result that ContextLogic's ability to use its net operating losses could be severely limited; future legislation resulting in ContextLogic being unable to realize the benefits of the tax attributes; ContextLogic's ability to make use of the existing benefits of the tax attributes because ContextLogic may not generate taxable income; the IRS's possible challenge of the amount of the tax attributes or claim that ContextLogic experienced an ownership change, which could reduce the amount of tax attributes that ContextLogic could use; risks related to any future acquisition of a business or assets; currently pending or future litigation; risks if we are deemed to be an investment company under the Investment Company Act of 1940; the effect of new accounting pronouncements; competitive changes in the marketplace; transportation and freight availability and the effectiveness of our initiatives to improve outbound freight; and other characterizations of future events or circumstances; and the other important factors discussed in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Further information on these and additional risks that could affect ContextLogic's results is included in its filings with the Securities and Exchange Commission (the "SEC"), including the Annual Report on Form 10-K for the year ended December 31, 2025, the Quarterly Reports on Form 10-Q for the periods ended March 31, 2026; June 30, 2026; and September 30, 2026, other reports that ContextLogic files with the SEC from time to time, which could cause actual results to vary from expectations. Any forward-looking statement made by ContextLogic in this news release speaks only as of the day on which ContextLogic makes it. ContextLogic assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

ContextLogic Holdings Inc.

Condensed Consolidated Balance Sheet Data

($ in millions)

(unaudited)

	Successor	Predecessor

	As of September 30,	As of December 31,
	2026	2025
Assets
Current assets	42.9	34.8
Property, plant and equipment, net	395.0	321.4
Goodwill	148.5	28.1
Intangibles, net	371.0	16.8
Other	7.5	6.7
Total assets	$964.9	$407.8
Liabilities, Members' Equity and Stockholders’ Equity
Current liabilities	30.0	17.9
Long-term debt, net of current maturities	208.9	203.1
Other	3.6	1.6
Total liabilities	242.5	222.6
Total members' equity and stockholders' equity	722.4	185.2
Total liabilities, members' equity and stockholders’ equity	$964.9	$407.8

ContextLogic Holdings Inc.

Condensed Consolidated Statements of Operations

($ in millions, units and shares in thousands, except per unit and share data)

(unaudited)

	Successor		Predecessor

	Three Months Ended September 30, 2026	Period from February 27, 2026 to September 30, 2026	Period from January 1, 2026 to February 26, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Net sales	$32.2	$77.9	$20.3	$32.2	$98.3
Cost of sales	20.6	50.0	13.2	20.6	61.1
Gross profit	11.6	27.9	7.1	11.6	37.2
Operating expenses:
Selling expense	1.0	2.4	0.7	0.9	2.9
General and administrative	12.6	31.8	1.6	2.3	7.3
Transaction expenses	6.8	29.3	0.1	0.1	0.3
Total operating expenses	20.4	63.5	2.4	3.3	10.5
(Loss) income from operations	(8.8)	(35.6)	4.7	8.3	26.7
Other income (expenses):
Interest and other income	0.1	0.2	—	—	—
Interest and other expense, net	(4.6)	(10.8)	(3.0)	(5.3)	(16.1)
(Loss) income before income tax expense (benefit)	(13.3)	(46.2)	1.7	3.0	10.6
Income tax expense (benefit)	0.1	(41.8)	—	—	—
Net (loss) income	(13.4)	(4.4)	1.7	3.0	10.6
Net income attributable to noncontrolling interest	—	—	—	0.1	0.1
Net income attributable to Parent Holdings Class A unitholders (Predecessor)			$1.7	$2.9	$10.5
Net loss attributable to common stockholders (Successor)	$(13.4)	$(4.4)
Net income per unit attributable to Class A units, basic and diluted (Predecessor)			$8.91	$15.19	$55.00
Basic and diluted weighted average Class A units outstanding (Predecessor)			190.9	190.9	190.9
Net loss per share attributable to common stockholders, basic (Successor)	$(0.29)	$(0.10)
Net loss per share attributable to common stockholders, diluted (Successor)	$(0.29)	$(0.10)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic (Successor)	45,753	45,735
Weighted-average shares used in computing net loss per share attributable to common stockholders, diluted (Successor)	45,753	45,735

ContextLogic Holdings Inc.

Condensed Consolidated Statements of Cash Flows Data

(in millions)

(unaudited)

	Successor	Predecessor

	Period from February 27, 2026 to September 30, 2026	Period from January 1, 2026 to February 26, 2026	Nine Months Ended September 30, 2025
Cash flows from operating activities:
Net (loss) income	$(4.4)	$1.7	$10.6
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	23.5	2.7	11.3
Deferred income tax	(41.8)	—	—
Unit/Stock-based compensation	0.9	0.1	0.4
Long-term incentive plan expense	1.7	—	—
Other	1.1	0.2	1.2
Changes in operating assets and liabilities	2.9	(2.9)	(2.3)
Net cash (used in) provided by operating activities	(16.1)	1.8	21.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(4.3)	(1.3)	(6.1)
Acquisition of businesses, net of cash acquired	(585.8)	—	—
Net cash used in investing activities	(590.1)	(1.3)	(6.1)
Cash flows from financing activities:
Proceeds from issuance of common stock from the backstopped rights offering, net of cost	25.5	—	—
Proceeds from issuance of subsidiary membership units from the backstopped rights offering	89.3	—	—
Proceeds from issuance of subsidiary membership units, prior to conversion	75.0	—	—
Proceeds from issuance of long-term debt	215.0	—	—
Payment of debt issuance costs	(3.6)	—	—
Repayment of principal on term loan	(0.5)	—	(12.7)
Repayment of principal of finance lease obligations	(0.1)	—	(0.1)
Other	(0.2)	—	(3.6)
Net cash provided by (used in) financing activities	400.4	—	(16.4)
Net (decrease) increase in cash and cash equivalents	(205.8)	0.5	(1.3)
Cash and cash equivalents at beginning of period	217.3	10.8	7.4
Cash and cash equivalents at end of period	$11.5	$11.3	$6.1

Non-GAAP Supplemental Information

We present in this press release certain financial information based on our EBITDA, Adjusted EBITDA and Free Cash Flow. References to "EBITDA" mean earnings before interest, taxes, depreciation and amortization, references to "Adjusted EBITDA" mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA, and references to "Free Cash Flow" refer to net cash used in or provided by operating activities, net of purchases of property, plant and equipment. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA and Free Cash Flow because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions.

Although we use EBITDA, Adjusted EBITDA, and Free Cash Flow as measures to assess the performance of our business and for the other purposes set forth above, the use of non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•
EBITDA, Adjusted EBITDA and Free Cash Flow do not reflect the significant interest expense or the cash requirements necessary to service interest payments on our indebtedness.
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in EBITDA, Adjusted EBITDA and Free Cash Flow.
•
Adjusted EBITDA excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.
•
The omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA.
•
EBITDA and Adjusted EBITDA do not include the payment of taxes, which is a necessary element of our operations.

Because of these limitations, EBITDA, Adjusted EBITDA and Free Cash Flow should not be considered as measures of cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA, Adjusted EBITDA and Free Cash Flow in isolation and specifically by using other U.S. GAAP measures, such as net sales and operating profit, to measure our operating performance. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of financial performance under U.S. GAAP, and they should not be considered as alternatives to net income or cash flow from operations determined in accordance with U.S. GAAP. Our calculations of EBITDA, Adjusted EBITDA and Free Cash Flow may not be comparable to the calculations of similarly titled measures reported by other companies.

ContextLogic Holdings Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in millions)

(unaudited)

	Successor	Predecessor
	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	$ Change
	(in millions)	(in millions)
Net (loss) income	$(13.4)	$3.0	$(16.4)
Adjustments:
Interest and other expense, net	4.6	5.3	(0.7)
Interest and other income	(0.1)	—	(0.1)
Income tax provision	0.1	—	0.1
Depreciation and depletion	2.9	3.6	(0.7)
Amortization	7.3	0.4	6.9
EBITDA	1.4	12.3	(10.9)
Adjustments:
Transaction and integration costs(1)	6.8	0.1	6.7
Stock-based and unit-based compensation(2)	1.2	0.3	0.9
Restructuring and severance(3)	—	0.1	(0.1)
Other(4)	0.7	2.8	(2.1)
Adjusted EBITDA	$10.1	$15.6	$(5.5)

1.
Expenses incurred by ContextLogic related to the pending gChem Acquisition and pursuing and executing potential acquisitions.
2.
Stock-based and unit-based compensation incurred, which includes the US Salt long-term incentive plan.
3.
Severance, transition, and retention costs associated with executive leadership changes.
4.
Current year expenses related to investigative and legal work resulting from a customer product complaint. Prior year expenses contain gain on foreign currency transactions, costs associated with the decommissioning and removal of certain manufacturing equipment, and expenses unique to US Salt’s prior parent.

	Successor	Predecessor	Non-GAAP	Predecessor
	Period from February 27, 2026 to September 30, 2026	Period from January 1, 2026 to February 26, 2026	Combined Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	$ Change
	(in millions)	(in millions)	(in millions)	(in millions)
Net (loss) income	$(4.4)	$1.7	$(2.7)	$10.6	$(13.3)
Adjustments:
Interest and other expense, net	10.8	3.0	13.8	16.1	(2.3)
Interest and other income	(0.2)	—	(0.2)	—	(0.2)
Income tax (benefit) provision	(41.8)	—	(41.8)	—	(41.8)
Depreciation and depletion	6.5	2.4	8.9	10.1	(1.2)
Amortization	17.0	0.3	17.3	1.2	16.1
EBITDA	(12.1)	7.4	(4.7)	38.0	(42.7)
Adjustments:
Recognition of inventory step-ups(1)	1.1	—	1.1	—	1.1
Transaction and integration costs(2)	29.3	0.1	29.4	0.3	29.1
Stock-based and unit-based compensation(3)	2.2	0.1	2.3	0.4	1.9
Write off of property, plant, and equipment(4)	0.1	—	0.1	—	0.1
Restructuring and severance(5)	—	—	—	0.4	(0.4)
Contingent loss accrual(6)	3.5	—	3.5	—	3.5
Other(7)	0.7	0.1	0.8	3.1	(2.3)
Adjusted EBITDA	$24.8	$7.7	$32.5	$42.2	$(9.7)

1.
Increase in inventory to fair value as a result of the US Salt Acquisition.
2.
Expenses incurred by US Salt and ContextLogic related to the US Salt Acquisition, the pending gChem Acquisition, and pursuing and executing potential acquisitions.
3.
Stock-based and unit-based compensation incurred, which includes the US Salt long-term incentive plan and excludes $0.4 million of stock-based compensation included within transaction and integration costs
4.
Write off of construction in progress that could not be realized into an asset.
5.
Severance, transition, and retention costs associated with executive leadership changes.
6.
Estimated contingent loss related to a legal matter.
7.
Current year expenses related to consulting and legal work resulting from a customer product complaint. Prior year expenses contain gain on foreign currency transactions, costs associated with the decommissioning and removal of certain manufacturing equipment, and expenses unique to US Salt’s prior parent.

ContextLogic Holdings Inc.

Reconciliation of Net Cash (Used In) Provided by Operating Activities to Free Cash Flow

(in millions)

(unaudited)

	Successor	Predecessor	Non-GAAP	Predecessor
	Period from February 27, 2026 to September 30, 2026	Period from January 1, 2026 to February 26, 2026	Combined Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
	(in millions)	(in millions)	(in millions)	(in millions)
Net cash (used in) provided by operating activities	$(16.1)	$1.8	$(14.3)	$21.2
Purchases of property, plant and equipment	$(4.3)	$(1.3)	$(5.6)	$(6.1)
Free Cash Flow	$(20.4)	$0.5	$(19.9)	$15.1

Contacts

Investor Relations:

ir@contextlogic.com